Exhibit 10.6

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is entered into as of October 27, 2004, by and between Adobe Systems Incorporated, as sublandlord (“Sublandlord”), and Cutter & Buck, Inc., a Washington corporation, as subtenant (“Subtenant”), with reference to the following facts:

A.                                   Pursuant to that certain Quadrant Lake Union Center Lease dated October 31, 1996, as the same has been amended by the First Amendment to Lease dated February 10, 1998, and the Partial Release of Rights (Option to Purchase Lake View Building) dated January      , 2001 (as amended, the “Master Lease”).  The Quadrant Corporation, a Washington corporation (“Quadrant”), as landlord, leased to Sublandlord, as tenant, certain space (the “Master Lease Premises”) consisting of 254,328 rentable square feet located in Buildings 1 and 2 of the Quadrant Lake Union Center (‘‘Project”) in Seattle, Washington, as more particularly described in the Master Lease.  Bedford Property Investors, Inc. (“Landlord”) has succeeded to all right, title and interest of Quadrant in and to the Project and the Master Lease.

B.                                     Pursuant to that certain Sublease dated as of April 30, 2002, by and between Sublandlord and Subtenant (the “Original Sublease”), together with that certain Consent to Sublease dated as of May 6, 2002, by and among Sublandlord, Subtenant and Landlord (the “Consent”).  Subtenant sublet from Sublandlord, and Sublandlord sublet to Subtenant, a portion of the Master Lease Premises containing approximately 44,670 rentable square feet consisting of the entire fourth (4th) floor and a portion of the second (2nd) floor of the Plaza Building (i.e., Building Number 2) (the “Building”), said space being more particularly identified and described in the Original Sublease (the “Original Subleased Premises”).  The Original Sublease and the Consent are sometimes collectively referred to herein as the “Sublease.”  All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Sublease.

C.                                     Pursuant to the terms of the Original Sublease, commencing as of January 1, 2007, Subtenant agreed to sublease from Sublandlord, and Sublandlord agreed to sublease to Subtenant, approximately 4,697 rentable square feet on the second (2nd) floor of the Building, said space being more particularly identified and described in the Original Sublease (the “Additional Premises”).  The Original Subleased Premises and the Additional Premises are collectively referred to in the Original Sublease as the “Subleased Premises.”

D.                                    Sublandlord and Subtenant wish to amend the Sublease to provide for the early sublease by Subtenant of the Additional Premises and to modify the definition of the Additional Premises to mean a portion of the Master Lease Premises containing approximately 4,288 rentable square feet on the second (2nd) floor of the Building and commonly known as Suite 240, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.                                       Addition of Additional Premises.  From and after the date hereof, all references in the Sublease to the “Additional Premises” shall be deemed to mean and refer to the Additional Premises as shown on Exhibit A attached hereto.  Subject to Section 2 of this Amendment, and notwithstanding anything to the contrary contained in the Sublease, as of the date upon which Sublandlord tenders possession of the Additional Premises to Subtenant (the “Additional Premises Commencement Date”), the Additional Premises shall be added to and become a part of the premises sublet by Subtenant under the Sublease, subject to the provisions set forth in this Amendment, and references in the Sublease to the “Subleased Premises” shall be deemed to mean and refer to the Original Subleased Premises and the Additional Premises unless the context clearly requires otherwise.  From and after the date hereof, all references in the Sublease to the “Additional Premises Commencement Date” shall be deemed to mean and refer to the Additional Premises Commencement Date as defined in this Section 1.  Except as expressly provided otherwise in this Amendment, Subtenant’s sublease of the Additional Premises shall be on and subject to all of the terms and conditions of the Sublease.  Subject to Section 2 of this Amendment, the Additional Premises Commencement Date is anticipated to occur on or about November 1, 2004 (the “Anticipated Delivery Date”).  Notwithstanding the foregoing, if Sublandlord is unable to deliver the Additional Premises as of the Anticipated Delivery Date.  Sublandlord shall have no liability therefor, except that Subtenant shall have no liability to pay any rent with respect to the Additional Premises until possession of the Additional Premises is tendered to Subtenant.  The terms and provisions of Section 2.3 of the Sublease shall not apply to the Additional Premises.

2.                                       Consent.  Under the Master Lease, Sublandlord must obtain the consent of Landlord to any subletting.  This Amendment shall be in full force and effect upon execution of this Amendment by Sublandlord and Subtenant; provided, however, that the Additional Premises Commencement Date shall not occur unless and until Landlord executes a written consent to this Amendment substantially in the form of the Consent or such other form as is reasonably acceptable to Sublandlord and Subtenant (the “Sublease Amendment Consent”).  In the event that the Sublease Amendment Consent executed by Landlord is not delivered to Subtenant within thirty (30) days after the date of this Amendment (which date, at Sublandlord’s option, shall be extended if Subtenant delays in providing any reasonable information that is required by Landlord in connection with providing its consent), Subtenant and Sublandlord shall each have the right to cancel this Amendment by giving written notice of such cancellation (the “Cancellation Notice”) to the other party at any time after such thirty (30) day period; provided, however, that if Subtenant gives Sublandlord a Cancellation Notice, this Amendment shall not be canceled and shall remain in full force and effect if Sublandlord obtains the Sublease Amendment Consent within two (2) days after Sublandlord receives Subtenant’s Cancellation Notice.  In no event shall any cancellation of this Amendment pursuant to this Section 2 serve to cancel or terminate the Sublease.

3.                                       Rent.

3.1                                 Base Rent.

(a)                                  Original Subleased Premises.  From and after the Additional Premises Commencement Date and throughout the Term, Subtenant shall pay to Sublandlord as Base Rent for the Original Subleased Premises the following:

Months	Rent per Square Foot per Year	Monthly Installment

Additional Premises Commencement Date - December 31, 2004	$24.00	$89,340.00
January 1, 2005 - December 31, 2005	$24,50	$91,201.25
January 1, 2006 - December 31, 2006	$25.00	$93,062,50
January 1, 2007 - December 31, 2007	$25.50	$94,923.75
January 1, 2008 - December 31, 2008	$26,00	$96,785.00
January 1, 2009 - December 31, 2009	$26.50	$98,646.25
January 1, 2010 - July 15, 2010	$27.00	$100,507.50

(b)                                 Additional Premises.  From and after the Additional Premises Commencement Date and throughout the Term, Subtenant shall pay to Sublandlord as Base Rent for the Additional Premises the following:

Months	Rent per Square Foot per Year	Monthly Installment

Additional Premises Commencement Date - December 31, 2005	$20.00	$7,146.67
January 1, 2006 - December 31, 2006	$22.00	$7,861.33
January 1, 2007 - December 31, 2007	$25.50	$9,112.00
January 1, 2008 - December 31, 2008	$26.00	$9,290.67
January 1, 2009 - December 31, 2009	$26.50	$9,469.33
January 1, 2010 - July 15, 2010	$27.00	$9,648.00

3.2                                 Subtenant’s Percentage Share of Property Taxes and Operating Expenses.  As of the Additional Premises Commencement Date, “Subtenant’s Percentage Share,” as defined in Section 3.2(e)(6) of the Original Sublease, shall be increased by 1.69% to reflect the addition of the Additional Premises.  Therefore, the first clause of Section 3.2(e)(6) of the Original Sublease is hereby amended to read as follows: “Subtenant’s Percentage Share” shall mean 17.56% prior to the Additional Premises Commencement Date, and 19.25% from and after the Additional Premises Commencement Date;”.

4.                                       Security Deposit.  Concurrently with Subtenant’s execution of this Amendment, and in accordance with Section 4.2 of the Original Sublease, Subtenant shall deposit with Sublandlord cash or other immediately available funds in the sum of Nineteen Thousand Two Hundred Ninety-Six and 00/100 Dollars ($19,296.00), which amount shall be added to and shall become a part of the Deposit under the Sublease.

5.                                       Condition of Additional Premises.  Notwithstanding anything to the contrary contained in the Sublease, Sublandlord shall deliver, and Subtenant shall accept, possession of the Additional Premises in an “AS IS” condition.  Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture, fixtures, equipment, decorations or other items to make the Additional Premises ready or suitable for Subtenant’s occupancy.  In making and executing this Amendment, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Additional Premises or the Building.  Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Additional Premises.

6.                                       Parking.  Commencing as of the Additional Premises Commencement Date, Section 14 of the Original Sublease shall be amended to permit Subtenant and its employees to use an additional ten (10) unreserved parking spaces (the “Additional Parking Spaces”) in an area or areas of the Building parking garage designated from time to time by Sublandlord.  Subtenant shall have the right to use the Additional Parking Spaces at no cost to Subtenant, but subject to the terms of the Master Lease, the rules and regulations of the Building, any covenants, conditions and restrictions recorded against the Building, and all laws and regulations.  Upon written notice from Sublandlord to Subtenant, Sublandlord shall have the right from time to time, in Sublandlord’s sole discretion, to relocate some or all of the Additional Parking Spaces to one or more other parking garages and/or surface parking lots at the Project.

7.                                       Deletions.  Section 15 of the Original Sublease (“Option to Expand”) is hereby deleted in its entirety from the Sublease and, from and after the date of this Amendment, such Section 15 shall be deemed null and void and of no further force or effect whatsoever.

8.                                       No Brokers.  Each of the parties hereto represents to the other that it has had no dealings with any broker or agent in connection with this Amendment or the Additional Premises.  Sublandlord and Subtenant shall each indemnify and hold the other party harmless from all claims of any brokers or agents claiming to have represented the indemnifying party in connection with this Amendment or the Additional Premises.  The terms and provisions of this Section 8 shall survive the expiration or any earlier termination of the Sublease, as amended by this Amendment.

9.                                       Interpretation.  In the event of any conflict with respect to the Additional Premises between the terms of the Sublease and the terms of this Amendment, the terms of this Amendment shall prevail.

10.                                 Counterparts.  This Amendment may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  This Amendment shall be fully executed when each party has signed and delivered to the other party at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

11.                                 Effectiveness and Ratification.  Except as expressly modified herein, the terms, covenants and conditions of the Sublease shall remain in full force and effect, and Sublandlord and Subtenant hereby ratify and confirm each and every term of the Sublease, as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SUBLANDLORD:

ADOBE SYSTEMS INCORPORATED

By:	/s/ MURRAY J. DEMO
Print Name: Murray J. Demo
Title:	Sr. Vice President &
Chief Financial Officer

SUBTENANT:

CUTTER & BUCK, INC.

By:	/s/ ERNEST R. JOHNSON
Print Name: Ernest R. Johnson
Title: Senior Vice President & CFO